Exhibit 5.1
March 23, 2007

Rosetta Resources Inc.
717 Texas Avenue, Suite 2800
Houston, Texas 77002

Gentlemen:

We have acted as counsel to Rosetta Resources Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Post-Effective Amendment No. 2 to its Registration Statement on Form S-1, as amended (File No. 333-128888) (the “Registration Statement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of up to 50,000,000 shares of its common stock, par value $0.001 per share, to be sold by certain selling stockholders (the “Securities”), as described in the Registration Statement.

We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

In connection with the opinion expressed herein, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. We have assumed that (i) all information contained in all documents reviewed by us is true, complete and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, and (vi) each natural person signing any document reviewed by us in a representative capacity had authority to sign in such capacity.

Based on the foregoing and in reliance thereon, and subject to the assumptions and qualifications hereinafter specified, it is our opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when sold as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

In rendering the opinion expressed herein, we have assumed that no action heretofore taken by the Board of Directors of the Company in connection with the matters described or referred to herein has been modified, rescinded or withdrawn after the date hereof.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein. Our opinion is limited to the Delaware General Corporation Law.

We hereby consent to the reference to this firm in the Prospectus in the Registration Statement under the caption “Legal Matters” as the attorneys who will pass upon the legal validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Respectfully submitted,

/s/ THOMPSON & KNIGHT LLP

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